Exhibit 99.2

FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Conference Call Transcript

ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Event Date/Time: Feb. 01. 2007 / 8:00AM CT

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

CORPORATE PARTICIPANTS

Lisa Fortuna

Andrew Corporation - Director, IR

Ralph Faison

Andrew Corporation - President & CEO

Marty Kittrell

Andrew Corporation - CFO

Mark Olson

Andrew Corporation - Chief Accounting Officer

Dan Hartnett

Andrew Corporation - Vice President, Tax & Treasury

CONFERENCE CALL PARTICIPANTS

Avi Silver

Bear Stearns - Analyst

Tim Long

Banc of America Securities - Analyst

Mike Ounjian

Credit Suisse - Analyst

Ken Muth

Robert W. Baird - Analyst

Jeff Kvaal

Lehman Brothers - Analyst

Rich Valera

Needham & Co. - Analyst

John Bucher

BMO Capital Markets - Analyst

Larry Harris

Oppenheimer - Analyst

Kim Watkins

JPMorgan - Analyst

Mike Walkley

Piper Jaffray - Analyst

James Faucette

Pacific Crest - Analyst

Eric Buck

Brean Murray - Analyst

Frank Marsala

First Albany - Analyst

Brian Modoff

Deutsche Bank - Analyst

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the first-quarter 2007 earnings conference call. (OPERATOR INSTRUCTIONS). Please note that this conference is being recorded. I will now turn the call over to Director of Investor Relations, Ms. Lisa Fortuna. Ms. Fortuna, you may begin.

Lisa Fortuna - Andrew Corporation - Director, IR

Thank you, operator, and good morning. Today we will discuss Andrew Corporation’s first-quarter fiscal 2007 results which were released earlier today. Joining me today are Ralph Faison, President and Chief Executive Officer; Marty Kittrell, Chief Financial Officer; Mark Olson, Chief Accounting Officer, and Dan Hartnett, Vice President of Tax and Treasury.

Before I begin the call, I would like to remind everyone of our Safe Harbor statement regarding forward-looking comments. Forward-looking statements made during this call are based on currently available information and involve risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expected. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs; the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings; the effects of competitive products and pricing; economic and political conditions that may impact customers ability to fund purchases of our products and services; the Company’s ability to achieve the cost savings anticipated from cost reduction programs; fluctuations in foreign currency exchange rates; the timing of cash payments and receipts; end use demand for wireless communication services; the loss of one or more significant customers and other business factors. Further information on these and other risks and uncertainties is provided in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, which the Company files or furnishes with the SEC.

Additionally, at certain times, the Company will use non-GAAP financial measures, which the Company believes better describes the ongoing financial results and trends of the business. The required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using these measures are included in the Company’s Form 8-K and press release filed therewith and may be accessed from the Company website at www.Andrew.com.

We have included preliminary unaudited financial information on the first quarter of fiscal 2007 with our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please call the Investor Relations Department at 708-236-6511.

With that said, I will now turn the call over to Ralph.

Ralph Faison - Andrew Corporation - President & CEO

Thank you and good morning, everyone. Let me start with first-quarter sales at $522 million. That is up 1% versus the prior year quarter. That is a record for December, and that is in spite of what proved to be an extremely challenging environment for the industry, driven primarily by the consolidation of OEMs and North American operators. Even with this challenging, both geographic and product mix, market, we achieved sales and gross margin improvement. So while I think we are directionally correct in the area of margin improvement, we’re still not satisfied, and we continue to be highly focused on continued gross margin improvement.

We did report a GAAP net loss of $2.5 million, which is $0.02 per share caused by a significantly higher tax rate than anticipated which came in at 121%. I’m going to ask Marty to cover this tax rate in greater detail in just a few minutes when Marty takes his portion. And the $0.02 loss was included as a $0.10 per share of significant items. These were tangible amortization at $5.9 million, or $0.04 per share, restructuring charges of $6.5 million, or $0.04 per share, legal expenses related to an intellectual property litigation of approximately $1 million, about $0.01 per share, and costs related to a provision for a quality matter of approximately $1.5 million, or $0.01 per share.

Therefore, the non-GAAP EPS excluding these significant items was $0.08 for the first quarter. That is compared to $0.11 in the prior year quarter, with the primary delta being the tax rate I mentioned earlier.

If I turn to wireless infrastructure sales, they came in at $499 million, which is an increase of 3% versus the prior year first quarter. The majority of that growth came from the RF cable products, base station antennas and microwave antennas. From a geographic perspective, we had solid

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

growth in the Asia-Pac region. That is India, China in particular, Latin America and the Europe/Middle East Africa region. We did see a significant decline in North American sales driven by lower CapEx from carriers and the consolidating OEMs I mentioned earlier.

We demonstrated solid performance with the nonconsolidating OEMs, and we will talk about that a little later when I get to the customer portion.

Total orders came in at $491 million. That is up 2% versus the prior year, and the ending backlog increased 25% to $289 million year-over-year.

So let me turn to first-quarter gross margins. They increased 60 basis points to 23.3% versus the prior year first quarter. This gross margin improvement was attributable to strong performance in base station antennas, microwave antennas and cable products, offset by weak performance in base station components, but I would say focused to certain key OEM customers who were consolidating during the quarter and driven at the endpoint by lower spending of North American operators.

I just want to continue to point out the team is highly focused on continued operational improvement, and our gross margin increase is starting to demonstrate that these efforts are yielding results. But, as I mentioned earlier, we still have a long way to go and will continue focusing in that arena.

Operating income for the fourth quarter was $15.9 million, or 3.1% of sales, compared to $21.3 million, or 4.1% of sales in the prior year first quarter. If I exclude these significant items, operating income was $30.7 million, or 5.9% of sales, compared to $27.3 million, or 5.3% of sales, in the prior year first quarter.

On the operating expense side, R&D, sales and administration increased to 17.8% versus 17.4% in the prior year first quarter. The research and development came in at 5.2% of sales compared to 5.4 % in the prior year first quarter, while sales and administration came in at 12.6% of sales compared to a flat 12% in the prior year first quarter. The cost of sales growth in emerging markets was driven by rapidly growing direct to carrier channels and increased legal expenses for litigation related to intellectual property matters.

If I turn to cash flow, cash used from operations was $26 million. That is primarily due to the net loss and additional working capital requirements. We do anticipate a pickup in cash generation in the second half of the fiscal year when seasonally as normal CapEx spending normalizes and revenues ramp in our seasonally stronger second half.

I will point out that we believe due to the consolidation of some key OEMs and the completion of consolidation by some operators, particularly in North America, that we will see an exacerbation in that normal seasonal pattern. That is lower sales in the first half, greater strength in the second half, exacerbated again by the delay in consolidation.

Let me turn to customers. Our top 25 are approximately 69% of sales versus 68% in Q4 and the prior year first quarter. Major OEMs accounted for 41% of sales in Q1 versus 41% in the prior quarter and 38 — I’m sorry 38% in the first quarter. As I mentioned earlier, the product mix to certain OEMs was significantly down for active base station components.

Ericsson was our only greater than 10% customer, and Siemens was our only greater than 5% customer in the quarter. So now let me take a little greater detail on the performance of our two key operating segments.

First, Antenna and Cable Products, we continue to see benefits from the mid-year of 2006 price increases that were announced last year, and our cable products, as you know, we recently eliminated the surcharge model we had and are now using a more simplified pricing model. Spot price for copper has declined over the last several months, but continues to be extremely volatile, and of course, we believe that over time a lower spot copper price is positive for customers and for Andrew, and we are committed to maintaining acceptable margins on cable products.

We do purchase copper forward by about two to three months. Now this is not so much for commodity hedging purposes, but this is to ensure that we have a smooth consistent raw material supply for all of our manufacturing facilities in each region around the world. So, therefore, there is a lag between spot prices of copper and our cost for which we manufacture our products. So there is not a daily correlation between the two.

For example, the bulk of the copper we are using today was purchased in the November timeframe.

In addition, we are offering a variable pricing model to our customers for value-added services such as custom lengths, cutting cable to specific lengths for specific site deployments, adding connectors, in order to further boost margins in this segment.

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

In addition, we introduced a complete line of aluminum product cable products, which remains an option for our customers, and there are a number of trials underway in multiple regions around the world.

And just a few weeks ago, we opened our new state-of-the-art facility in Goa, India, further demonstrating our commitment to a very rapidly growing market within India. Andrew at this point is the only indigenous manufacturer of cable and antenna products in India, and the new facility that we built does double our capacity there. We think this puts Andrew at a very nice competitive advantage within this fast-growing market.

We continue to be encouraged by our base station antenna and microwave antenna sales. We have had solid performance for base station antennas during the quarter. It is important to note this only included one month’s of sales from our EMS acquisition, which we closed on December 1. We’re pleased with our acquisition there. We think it’s a very good strategic fit, further solidifies our number two global position in base station antennas from a marketshare perspective and our number one US share position.

We’re in the early stages of our move to the new cable manufacturing facility that we have built in Joliet, Illinois. We expect to be complete with that move by mid-2007 or during our fiscal third quarter and continue to believe that this will be a great improvement for our North American operations in terms of efficiency with a new state-of-the-art factory.

Last week we announced a strategic alliance with PCT/Andes Industries for our broadband cable products where we have transferred our broadband cable manufacturing operations from Yantai, China to PCT. We will continue to stay active in this space from a strategic perspective and maintain 30% equity interest in Andes while allowing that unit to leverage their expertise in this market.

On Satellite Communications, while revenues were down during the quarter versus the prior year quarter, operating loss was less in Q4, and we did see modest improvements in gross margin.

Let me turn to the Wireless Network Solutions segment. This segment saw the biggest impact from OEM consolidation since the majority of our base station components are sold through that channel. There was a significant drop in sales to certain OEM customers which we believe is primarily due to the distraction of consolidation and are hopeful that during the second half of ‘07 that these channels will open back up to closer to normal levels.

Our transition of our high-volume filter product lines to Elcoteq ems is proceeding. As I mentioned earlier, we recorded a restructuring charge of $6.5 million. This is primarily for severance costs associated with the headcount reduction in our Italian facility as we are now ramping up our Elcoteq ems supply chain.

I would also like to point out that this $6.5 million is coming in less than our original projections for the transition cost there.

We continue to focus on our new direct operators sales channel. That is new in terms of active components, active base station type components and are pleased with the progress these products are making. These products are products like PMAs, multicarrier power amplifiers, diplexers, and receive trays.

If I turn to geolocation, we did continue to experience delays in the quarter for network acceptance and then, therefore, the connected revenue recognition for our international geo sales. The network acceptance requirements proved to be more complex and are taking longer than we expected for this new geography that Andrew is deploying. But we are optimistic it will be resolved very shortly. We have a very solid relationship with the customer, and final testing is underway as we speak.

We experienced strong growth in repeater sales in RADIAX cable in most geographic areas with the exception of the Europe, Middle East, Africa area.

I would also like to point out that in our fiscal Q2, the March quarter, we have started our first volume shipments of our new pico cell product, so we are quite pleased with the momentum there.

So, in summary, our first-quarter sales were a record for a December quarter, despite the seasonal impact and disruption in spending caused by OEM consolidation and the reduced North American operator CapEx we talked about earlier.

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

We have maintained our leadership position in RF products and services and across the board for those products and customers we have maintained our marketshare. We had a higher tax rate than anticipated, which Marty will give more details about, but we do expect improvement as the year progresses, and as we return to profitability in the US, we expect the annual tax rate to be in the range of 40 to 42% for this year.

We continue to make strides in gross margin improvement, and this is despite the growth from emerging markets like Latin America, Asia-Pacific, and it is also despite the less than favorable product mix noted earlier by the decline in OEM purchases because of consolidation.

So demand in emerging markets is robust. We’re well-positioned, and we expect the growth from these emerging markets to continue.

The underlying long-term trends in the industry continue to be favorable, and we are optimistic about our opportunities for the rest of fiscal 2007 and beyond. The trend in declining copper prices will be beneficial, assuming they are sustainable, and we will continue to protect our margins in cable. We are confident in our ability to drive improved operational and financial performance in ‘07. Still believe the first-half weakness and second-half strength of a normal seasonal year will be exacerbated due to the seasonality or the OEM and North American consolidation that we mentioned earlier.

So, at this point, I will turn the call over to Marty and have Marty spend a little more time on the balance sheet, cash flow performance and the outlook for the remainder of ‘07. Marty?

Marty Kittrell - Andrew Corporation - CFO

Thanks, Ralph. And since Ralph has already touched on a few of the highlights, I will start with the tax rate for the quarter. We recorded a significantly higher tax rate this quarter than we had originally anticipated. This was due to the magnitude of the losses in both the US and Italy during the quarter for which the Company was not able to report a current tax benefit, and that is consistent with how we were in last year fiscal 2006. As a result, the tax rate was 121%.

Just at an intuitive level, you have to understand that we have taxable jurisdictions all around the world. We pay taxes in places like China, Germany, Brazil, etc., and those places where we pay taxes and have to report a tax expense more than offset the losses that we had in Italy and the United States where we were unable to record a tax benefit. This is a result of the fact that we had written off the tax assets in the prior year 2006 for the US. We had never recorded tax assets for Italy since we had acquired Allen Telecom back in 2003.

As a result, it does cause some volatility in our tax rate. We have talked about this in the past. We don’t anticipate the rate being quite this onerous going forward, although we do anticipate it continuing to be relatively high in Q2. But we then expect it to start flip-flopping in the other direction. And, as we generate taxable income in the US or in Italy in future quarters and future years, we could actually anticipate a relatively favorable tax rate. So there will be some additional volatility. We do hope that it will improve over the balance of the year and as we go into fiscal 2008.

We will talk a little bit more about this in a few minutes, but we do anticipate that for the full year our tax rate is now in a range of 40 to 42% compared to the original guidance that we had given last quarter of 35 to 37%.

In terms of balance sheet and cash flow, cash was around $100 million at the end of the year versus $170 million at the end of fiscal 2006. The primary contributors here were the EMS acquisition and share repurchases of about 1 million shares during the quarter. Receivables were $535 million. As is typical, they were seasonally down a little bit from a higher level of $558 million at the end of September. DSOs crept up to 89 days, which is a little bit above our desired range, primarily attributable to the reduced volumes in North America and the increased volumes in Asia-Pacific.

So, as we have talked about for the last couple of years, as we see a shift towards more revenues in emerging markets that typically carry longer terms than some of our traditional North American customers, we do anticipate some upward pressure on DSOs, although Dan and his team continue to work those very hard.

Inventories were $427 million. Turns dropped just a touch below four turns, which we are not particularly happy with, but we do anticipate that on higher sales in the last half and as we get our anticipated inventory builds for our new Goa, India and Joliet, Illinois facilities behind us, we do expect inventory performance to improve in the last half of the year.

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

In addition, CapEx was a little bit higher than normal in the quarter, once again due to our Goa, India and Joliet, Illinois facilities being in the final stages of construction. We expect our CapEx to decline closer to a 3% type target over the balance of the year. 3% of revenues that is.

Debt to cap was right at 20%, which is at really kind of at a higher range than it traditionally has been. We typically like to keep debt to cap in a range of 20 to 25% or below. We don’t typically get much above that range. It did spike up a little bit late in the quarter as a result of the cash acquisition for EMS, which was roughly $50 million and the roughly $10 million we incurred for share repurchases.

The balance sheet also included about $14 million of net assets held for sale. You will see that carved out on the balance sheet, primarily related to the PCT/Andes strategic alliance, a transaction that we believe will close here in the next month or so.

Again, we expect our cash flow generation to improve as we move towards our seasonally stronger second-half of the year and as we get our new facilities up and running in full production in both Goa, India and Joliet, Illinois.

As regards to the fiscal 2007 outlook, based on some of the issues that Ralph has already discussed and the OEM consolidation, the reduced CapEx spending by North American operators, and it will be difficult for those particular customers to catch up on all of their spending during the rest of our fiscal year.

In addition, with our effective tax rate forecast for the year, we are revising our guidance for the full year as follows. In terms of revenues, we now expect revenues to range from $2.2 billion to $2.325 billion in 2007. That is a reduction of about $50 million of revenues from our original forecast. That does include the effect of acquiring EMS as we had indicated last quarter. Any kind of reasonably small acquisitions, and we do view EMS as a relatively small acquisition, was built into the forecast. It also contemplates the elimination of our broadband cable product line with the PCT transaction taking place in our second fiscal quarter. So those are built into that revised guidance.

The $50 million obviously some portion of that was our miss relative to consensus in Q1, and then the bulk of the rest of that reduction in our forecast for the year should be reflected in Q2 with a, as Ralph indicated, typically a seasonally stronger last half of the year. If you go back to the guidance we had given for the full year, we had said that 45 to 47% of our total sales would be in the first half, 53 to 55 would be in the second half. We would now revise that a little bit to be more along the lines of 45 to 55, so at the low-end in the first half and at the high-end in the second half in terms of revenues.

We do expect most of our growth, if not all of our growth, for the full year to come from Asia-Pacific and emerging markets as we had discussed last quarter. Once again, this revised revenue guidance of $2.2 billion to $2.325 billion excludes any further significant rationalization of product lines. It also excludes any significant acquisitions.

In terms of gross margins, we still believe 100 basis point improvement in gross margin for the full year is achievable. As you saw on relatively flat revenues year-over-year in Q1, we did get over a 50 or 60 basis point improvement in gross margin, which I think is a good sign. We have a lot of initiatives underway. We’ve got a lot of product line rationalization underway, and we do anticipate having a good opportunity to achieve that 100 basis points of improvement for the full year.

In terms of operating expenses, we do believe that operating expenses will modestly decrease as a percentage of sales for the full year based on higher sales volume with most of that improvement in the last half of the year.

In terms of tax rate, as I said, we do anticipate the current tax rate estimate to be in a range of 40 to 42% for the full year. Obviously that is a function of anticipating a lower rate in the last half of the year, as well as much higher earnings in the last half of the year, particularly higher earnings in the US and Italy where in essence we would not be paying tax on those earnings, which would have a dramatically improved impact on our tax rate.

But we do anticipate that the rate may continue to be volatile due to the geographic mix of earnings and losses over the balance of the year. Based on the revised sales guidance, the consistent margin assumption, the consistent OpEx assumptions and the revised tax rate assumptions, we now anticipate that GAAP earnings will range from $0.34 to $0.42. You see that we did tighten the range a little bit compared to where we had given guidance a quarter ago. We had had a $0.10 range; this is now an $0.08 range.

In addition, we anticipate that we will have amortization expense for the year of $0.10, restructuring expenses of $0.08. We had a couple of $0.01 items in the first quarter, and then we still anticipate a gain of $0.06 on the remaining land sale at Orland Park, Illinois, which we would anticipate in Q2 or Q3. With those, we would anticipate that GAAP EPS — non-GAAP EPS will now range from $0.48 to $0.56 per share for the full year. Those GAAP/non-GAAP items are calculated on a pre-tax basis as they are all predominately either US or Italy and as such do not

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

generate a tax benefit or in the case of the gain do not generate a tax expense. So once again, the non-GAAP EPS range that we are anticipating for the full year is $0.48 to $0.56, and that is also an $0.08 range compared to a $0.10 range that we had given last quarter so we have tightened the reins just a little bit.

In addition, as you can see, that is a reduction from our original guidance of $0.02 at the low-end and $0.04 at the high-end. So basically somewhat consistent with our delta versus consensus for the first quarter.

With that, Ralph and I will now be glad to try to answer some of your questions, so we will turn it back over to the operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Avi Silver, Bear Stearns.

Avi Silver - Bear Stearns - Analyst

First of all, I just wanted to — I had a couple of questions on working capital. You know, Marty mentioned the inventory turns were below 4, and actual inventories increased sharply, which is out heading into the seasonally weak March quarter. So I just want to understand what happened there. Were there any order cancellations? Because clearly given that we are heading into the seasonally weak quarter, I would not think that is demand related. Also on DSOs were very high in the quarter, and are any carriers or OEMs changing their payment terms, or is it just something like geographic mix?

Ralph Faison - Andrew Corporation - President & CEO

Okay. I will start out there, and then if Marty wants to add anything, we will switch.

So let’s turn first to inventory. Clearly there are a number of factors for the inventory. I will start with first the planned, and then we will talk about the unplanned.

The planned we are, as we mentioned in I believe last quarter’s call, beginning the move from our old Orland Park facility to the new Joliet facility. That move is now currently underway with cable lines now being installed on a managed basis in the new facility. In order to ensure that we do not interrupt supply, we have done a planned buildup of that kind of inventory to assure that while a cable line is in transit, albeit only 10 miles or so, they are down for some period of time, so we don’t interrupt any critical supply, particularly in the North American market. So that would be the plan.

The second planned would be we acquired EMS, and EMS brought with it about $14 million worth of inventory, which, of course, will rationalize with our overall base station antenna business over a period of time.

The unplanned now, the primary driver of the unplanned, when you look at the key OEM customers — and I would put them in a broad category. As you know, we don’t give specific customer names for appropriate good customer relation reasons. But if you look at the kind of OEMs that are in the process of consolidation who have perhaps a good bit of customer and/or employee distraction, we certainly had a forecast of build for those OEMs going into the quarter that was significantly down in terms of the actual. So on the unplanned we do prebuild and build in anticipation and, of course, long lead items on electronic parts whether we actually build the finished goods or whether we procure the raw materials in preparation for the forecast, that forecast was — I used the term early in my comments — significantly down from what we expected. You can probably observe from our top customer lists with Ericsson over 10% and Siemens being the only over 5% customer. And I guess what I would point out that even exacerbates that more, Ericsson does most of their active components themselves. The majority of our portfolio of sales to Ericsson is from our antenna and cable business, not from our active components or our Wireless Network Solutions business. So that would be the principle key reasons for the inventory.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

On DSOs the primary reason that was pointed out, we did see a lower than expected North American sales. We break out in our release total America sales. While we won’t give you specific North America or Latin America sales, what I will tell you is that this was a record quarter for our Latin America sales team. So Latin America did well, North America did quite a bit less than we had expected, and again, as both Marty and I pointed to, the reduced spending by some key North American operators, the tailwind of what we hope is the effects of consolidation of some of those North American operators, and we do expect a return to a healthier level of spending in the second half. But when that mix shifts, there are payment term differences in the Asia-Pacific region as an example compared to the North American area. So, as North American strength returns, which we expect it to, we would see DSOs come back in line with the kind of targets that we look to.

Avi Silver - Bear Stearns - Analyst

Okay. Just as a follow-up to that, it sounds like the direct to carrier active sales was probably also down pretty significantly. Is that fair?

Ralph Faison - Andrew Corporation - President & CEO

Direct to carrier active sales down sequentially quarter to quarter. Year-over-year we are seeing continued improvement and growth in the direct to carrier. But now that is a little unfair comparison because, as you know, that is a new market for us. But we are getting greater share of that market as we progress. So the overall spend was down, our percentage of that spend continues to grow, and we are quite pleased with the types of products I mentioned earlier — TMAs, multicarrier power amplifiers, receive trays, diplexers, couplers, those types of things that we sell direct to carriers.

Avi Silver - Bear Stearns - Analyst

Okay. And just on OpEx, I guess Marty mentioned seeing more leverage in the back half of the year with the greater sales. Just on gross margin, what kind of trajectory are we looking at for the rest of the year? Are you looking at more of a back half improvement, but some softness given the seasonality in the March quarter? How should we be modeling just the steady improvement throughout the year or —?

Ralph Faison - Andrew Corporation - President & CEO

Great question. Clearly volume is extraordinarily important for us in a gross margin category. So our model leverages nicely given the amount of our own manufacturing that we do. So volume does help a lot. So I would see — we talk about a minimum of 100 basis points improvement in gross margin for the year. I would say the vast majority of that improvement to occur in the second half when we see our — we have a typical seasonal pattern as Marty had covered more specifically. But a typical seasonal pattern of the last two quarters of our fiscal year being stronger sequentially, June comes out stronger than March and usually stronger than the December quarter and then September comes out stronger than June. I would see that being exacerbated this year because of the pause effect associated with consolidation. If you look back on operator consolidation we have had historically, you have seen what has averaged to be a couple of quarters of slowdown and historically followed by a couple of quarters of pick back up and perhaps then some in terms to make up for the deployments that were paused. So we expect a stronger second half, and of course, that would accrue to the gross margin profile.

What I would point out is, if you look at, as I made some comments earlier, as you look at the geographic mix and product mix deficiencies in the quarter, we still had year-over-year gross margin improvement. So I am seeing all the heavy lifting we have been doing, all the focus on gross margin improvement and seeing that take hold even within weaker typical geographic and product mix conditions.

Marty Kittrell - Andrew Corporation - CFO

(multiple speakers). This is Marty, too. I would like to say, even though as Ralph said, we don’t like to call out specific customers, but if you go back and look at last year’s first-quarter earnings release, there were two customers that were above 10% of sales. Neither of which were above 5% of sales this year. And when you look at those, you will see that both of those are in the US. I will tell you that we had a remarkable relative performance in this year’s first quarter, given the reduction of revenues from those two customers because they negatively impacted margins, receivables and inventories. So we are not particularly pleased with our performance in the first quarter, but given the reduction in revenues from those two customers, both of which were affected by consolidation and by ownership changes and so on and so forth, we had a pretty decent first quarter this year.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Avi Silver - Bear Stearns - Analyst

Thanks for the color on that.

Operator

Tim Long, Banc of America Securities.

Tim Long - Banc of America Securities - Analyst

Just two for me, please. First for Ralph, just talk a little bit about India. There is a lot in the press about a few very large contracts, and obviously you have got your new facility there coming online. How is the model going to work there? Is it going to be mostly through OEMs? Do you think you will participate in all your different product categories? What do you expect on timing and potential impact of those deals? If you could just talk on that, and then I will come back with the second.

Ralph Faison - Andrew Corporation - President & CEO

Sure. It is a timely question. We just got back from India, let’s see two Saturdays ago, where we celebrated the opening of our new facility. Now we have been in India with operations, sales, manufacturing for about 10 years now. This is our third facility in India. We have built a brand new state-of-the-art factory, which is about twice the size of our most recent. So we have got supply — what is very important for us in India — we have got supply base built to handle what we believe is the demand within India including its growth rate which was substantial year-over-year. For us, close to doubling year-over-year from ‘05 to ‘06 in terms of sales.

India is not unlike other newly developing telecommunications deployments. Typically with operators just getting started, they do depend on key OEMs for a turnkey type of deployment. So a lot of our sales there are more weighted to direct — I mean through OEM sales to the operator versus direct, although we do have some direct to operator sales beginning there.

In terms of products that we have sold there, again initial deployment where we are in the cabinet of the OEMs that are deploying there, of course, we have active components being sold. We have had some direct active components primarily in the end building and our dense urban distribution arena from our end building type sales, repeaters and the like. We have had some direct cable and some direct antenna sales. But antenna and cable and microwave antennas, I might point out, are quite bold there with a need for a lot of microwave back haul from base station back haul purposes.

Tim Long - Banc of America Securities - Analyst

Okay. Ralph, are the OEMs talking to you yet to get ready for these large contracts, or is that something that is still more of a second-half type —

Ralph Faison - Andrew Corporation - President & CEO

We are very much engaged with all the OEMs that deploy there, and as I mentioned before, our growth rate has been quite substantial. If you look at the projections for subscribers of India finishing the year at 150 million subscribers this past year, estimated by ‘08 to be at 300 million subscribers, so in two years a doubling of subscribers, there is a lot of large opportunity. Any OEM that is deploying there we are well positioned with. But, in addition, as we are in every region, we have very strong relationships with operators. Even though our products are bought by OEMs, operators oftentimes influence greatly what components are used in base station antennas, cable and other components by the OEM. So we maintain multiple linkages there.

Tim Long - Banc of America Securities - Analyst

Okay. And then just the second topic. If you just talk about the network solutions group, it does look like even despite the push out, we have seen a little bit of a bottoming there on the revenue side. Is this a business where you are expecting to start to see better growth? Is it the same revenue recognition, or is there anything incremental on top of that? Is this the same exact one, the same scale as last quarter?

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corporation - President & CEO

Yes. Yes, it is the exact one. We’re disappointed that in a new region doing business with a new sales channel, a new service deployment team and a new customer and a customer that has not ever deployed this type of complexity, we certainly did misjudge how long all the activities would take. But I will give you a little more flavor.

In terms of — things are done in phases there. In terms of the phases, Phase I we are roughly 80% of equipment fully installed associated with software, system operable and we’re doing final testing there.

In terms of relationship with a customer, that is good in terms of payment of actual cash receivables. That is good from us. It is just purely making sure we dot all the I’s, cross all the T’s for our revenue recognition purposes, and we have final system test customer acceptance coming. So we have miscued on how long that would take, but are very optimistic that we are very close there. We’re seeing — we’re already deploying in a second phase with that customer, so we’re seeing continued traction with that customer and across that region. So I expect while we predicted I think that the previous quarter was the trough or the bottom, that has slid out a bit based on revenue recognition.

Marty Kittrell - Andrew Corporation - CFO

But, as we talked about Tim, have talked about on a number of occasions, it is important that we start showing sequential growth in that particular product group. Because, as we have also said, the gross margins in that product group can be as much as two times the Company average, and operating margins are a couple of times the — are two or three times the Company average as well. So we do want to start showing sequential growth in that product group.

Operator

Mike Qunjian, Credit Suisse.

Mike Ounjian - Credit Suisse - Analyst

Marty, a question on the gross margin guidance. Looking at the margins for this quarter already being about a little over 100 basis points up from what you did in the full year last year, the copper prices have come down, and you have started to put some hedging back in place, obviously expecting some better mix trends in the second half geographically and some of the manufacturing transitions to be behind you. I guess could you talk about some of the factors I guess that would keep margins from going up further? Your guidance really just kind of keeps — it looks like it is kind of flat at this level for the rest of the year. Is that an issue just in the near-term that it could head in the other direction? Is it something to do with pricing from some of your OEM customers that have recently merged? What should we think about as some of the kind of balancing factors?

Marty Kittrell - Andrew Corporation - CFO

Well, I would say the answer is yes. We are concerned about all of those things. As we had indicated in last quarter’s guidance, three or four factors make us somewhat cautious on our gross margin guidance. The first one is that there is some kabuki that we have to do here as we balance volatile copper prices with what we pass through to customers. As Ralph indicated, there has been a lot of volatility in copper. There continues to be volatility in copper. On a day when copper is up, we are worried about whether we have to raise price. On a day when copper is down, we get calls from customers as to when we’re going to lower price.

So dancing that kabuki over the next couple of quarters is going to be important. We want to make sure that if copper prices are permanently declining, and I use permanent in a relative sense, that we balance our desire to make sure customers are getting competitive pricing with our desire to continue stabilizing and improving cable margins.

So, first and foremost, I would say that is one item. The second item is the fact that we do anticipate most of our incremental growth in 2007 will come from Asia-Pacific. On a historical basis, Asia-Pacific revenues, while very desirable and we believe we’ve got to be a player there, are more competitive and somewhat lower margin than traditional revenues in North America or Western Europe. I think the sales mix you saw in Q1 was

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

reflective of that. We had an outstanding quarter in Asia-Pacific. We’re very pleased with our performance there, but it did not do a lot to incrementally raise our gross margins.

So we’re concerned about that continuing mix issue over the balance of the year, particularly as it might have some effect on Q2 where we would anticipate continued pressure on North American revenues.

The third factor is we have got two new facilities that we’re trying to get up and running, and I cannot overstate the cautiousness with which we are viewing the impact of moving to our new facility in Joliet.

It is our largest manufacturing facility globally. We are being cautious about the startup costs. We’re being cautious about the redundant costs that we will be incurring during Q2 as we are getting out of our Orland Park facility and moving to our Joliet facility. We are still experiencing some startup costs, some unabsorbed burden in our new facility in Goa, India.

So, as those new facilities get into full production late in the year and as we have gotten out of our old facilities, we do expect some benefits. But for the next quarter or two, we do continue to expect some margin pressure.

Finally, I would say that the filter product line continues to transition. We do continue to work through some old inventory. We continue to work through some legacy costs as we get out of our existing traditional facilities that supported our filter product line. We anticipate good benefits by the time we get into the last half of the year and go into ‘08. But, once again, over the next couple of quarters, we are cautious about the impact on our overall gross margin from really being aggressive about transitioning that filter product line and some historical cost issues that we have had there.

None of those are new issues, but I will reiterate those issues that they will continue to put pressure on margins for the next couple of quarters, and then we would anticipate good benefits from having those issues behind us as we get into the latter part of our fiscal year and as we go into fiscal 2008.

The last thing I would say is our guidance for the year contemplates that we keep all of our remaining product lines for the balance of the year. And, as indicated by the PCT announcement, as we aggressively look to rationalize, downsize or improve the performance of a couple of existing product lines that have been a real burden on us for the past couple of years, if we can accomplish what we want to accomplish in those areas, that could represent some upside, but it is not reflected in our margin guidance for the balance of the year.

Mike Ounjian - Credit Suisse - Analyst

That is helpful. Along those lines on the last point, is there an update on how you are thinking about the satellite business? You have talked in the past about that being something that would either need to be fixed or exited in some form or another in the next few quarters. What is the latest thinking along those lines?

Ralph Faison - Andrew Corporation - President & CEO

We’re still in the same path. That business you saw some modest improvement in it this quarter. That business will either improve and come to the levels of satisfactory margin improvement, or we will look for strategic alternatives in that business. No other developments at this point.

Mike Ounjian - Credit Suisse - Analyst

Great. Now just last question, Ralph. More broadly speaking, what is the pricing environment out there these days? I guess on one hand you have some customers consolidating, and they have certainly made a lot of promises to all of us about what they can do in terms of synergies, including their supply chain. On the other hand, you have had some consolidation of some of your competitors as well. I guess what is the environment like in some of your major product areas?

Ralph Faison - Andrew Corporation - President & CEO

Well, you know, you have been involved in watching this space almost as long as I have, so you have seen the — if I would go back to the 2000/2001 timeframes, there would have been 25 or so legitimate competitors here in this subsystem space. Granted many of those at that time

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

were single product play environments. And now we’re down to three, four competitors there with two large ones, and glad to say that we’re still the largest.

So, on the supply-side, a lot of rationalization, but as you point out, by the same token, we’re getting much fewer, larger purchasing customers, both on the operator side, as well as the OEM side. That push and play is playing out as we speak. I think we have demonstrated that we are willing to get tougher and push harder on price rolling downhill. But, as well, some of our key customers are under a lot of pressure to do it.

So we will continue to do that dance and push hard, but we are committed to improving gross margins, improving pricing even to the extent that if we don’t have product lines that we can get those margins in the right categories, we are not afraid of exiting some of those product lines. So we are strongly committed to gross margin performance. We think now there is a more balanced supplier base. We think there is now a much more high-quality supplier base that our customers will appreciate, and we hope they will appreciate that in the form of being reasonable on the pricing side.

Mike Ounjian - Credit Suisse - Analyst

Great. Thanks for taking the questions.

Operator

Ken Muth, Robert W. Baird.

Ken Muth - Robert W. Baird - Analyst

Could you guys have a little bit more clarity and breakdown on the improvement in gross margin? You have talked about supply chain. You have talked about the copper historically. Could you give us an update of what the positive implications were there, and then from a negative volume perspective, what were the negative gross margins implications in the quarter?

Ralph Faison - Andrew Corporation - President & CEO

Well, I guess I will maybe pick the most positive and the most negative. I will start with the most negative. The most negative clearly was, as Marty gave some detail, clearly within our base station components business and the significant drop-off we saw in the quarter from the original forecasts and certainly from what we would have called last year at normal business levels, and I think that is best indicated, if you look at our top customer listing historically versus our top customer listing in this quarter. So I probably will be careful not to say anymore. But that was clearly the single biggest factor.

The best factor came from our cable and antenna products group. We have seen very nice growth and much improved performance in our base station antenna and our microwave antenna arena. Backhaul in emerging areas is showing very nice volume lift. We have done a lot of heavy lifting of the traditional Andrew manufacturing locations that were now — to Marty’s point of saying we will see Joliet in the last half of the year. Well, all the moves we have done in previous years of the traditional Andrew antenna manufacturing plants, we are reaping the benefits of that and showing margin improvement. So those would be the most fundamental changes in terms of improved gross margin performance, and I will call it luck. Volume in the market has improved as well.

So we have hit two good factors there. One is operational efficiency, manufacturing and, of course, design improvements to drive cost down, and we have seen a very nice lift. I would say particularly in our base station antenna arena. From 2002 to now we have seen a significant growth in that business. So we’re quite pleased with how that has played out.

So I would probably just hold it to kind of those two main product areas that have driven the greatest amount of gross margin improvement over time, and then in the quarter, the most abrupt margin impact was clearly with the OEM in-cabinet active component sales. Significant drop-off.

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Ken Muth - Robert W. Baird - Analyst

And you guys just mentioned it before about kind of strategic alternatives to some of these divisions in satellite has been up there, but the base station subsystems category has obviously been a nemesis for a long time, and it really does not make any money, but it is a lot of revenue of roughly last year was over $505 million. Are you willing to divest, or are you still kind of more in the category of trying to turn it around internally?

Ralph Faison - Andrew Corporation - President & CEO

Well, I would get a little more specific. What I would tell you is that traditional base station subsystems business to OEMs are in-cabinet is really fundamentally a two product story. Good gross margins for power amplifiers, poor gross margin for filters. Filters we have been doing a lot of work. We clearly are not in a mode to abandon that space given the fact that we were seeing great improvements there, and as long as there is volume from those key customers, we think it is a very viable, very important market for us to be in both strategically, as well as from an earnings perspective.

I don’t say one quarter makes a trend, nor do we react for a long-term strategic manner for one quarter of disruption when the disruption is very logical, very plausible. When big companies merge and integrate, it creates a lot of confusion to the market and a significant pause in spending. We saw this in ‘04 when a key North American operator did some integration and consolidation where things came almost to a screeching halt for one quarter, a very slow restart for the second quarter, but then by the third quarter from the announcement — not third quarter in calendar or fiscal — third quarter from the announcement of the beginning of that consolidation, we saw a significant pickup. We expect to see the same here.

These large quality OEMs are great customers of ours. We have great relations. We have great share. So, if they deploy a base station, we have stuff in it. We like that proprietary positioning. And, as you have seen from some of those key OEMs, they are also expanding into new product areas like Pico Cells for major deployments. We have a very unique positioning in the investments we have done from a R&D perspective in things like Pico Cells, kind of unique in that we’re perhaps the only one that has products like that.

So we see a promising future for that, but to answer your question, as I answered to Mike earlier, any product line that we would deem for a long-term strategic outlook that is not going to be profitable, that is not going to be value-added to shareholders and to our margin improvement, we’re always open — wide open to any form of divestiture or acquisition for any product line that we have as we have proven throughout Andrew’s history. We’re not afraid of change.

Marty Kittrell - Andrew Corporation - CFO

One other thing I would add is that, as we have talked about in the past on a number of occasions, the product group that we referred to as Base Station Subsystems group also carries with it more than half the total Company R&D. And I would say that that is one of the reasons why that unit has not showed perhaps the same level of profitability as some of the other units, but I would also say that some of that R&D has benefited those other product groups (multiple speakers) absolutely, and it has also been leveraged to get us into the direct to operator business, which we’re very satisfied with the margin profile on. So I think you have to view it to some extent as a strategic investment we have made to benefit all the product groups, the strategic investment we’ve made to get into the direct to operator space for Base Station Subsystems. But having said that, we will be taking a very hard look prospectively about about what the level of business we anticipate getting from certain OEMs is going to be. And if it is a level that we’re not comfortable with, then we will have to look at redirecting or reducing that level of R&D investment as well. So I would say that everything is on the table, as Ralph said, and we are being very proactive about what we’re going to do to make sure that business is generating an acceptable level of profitability.

Operator

Jeff Kvaal, Lehman Brothers.

Jeff Kvaal - Lehman Brothers - Analyst

I am wondering if you could comment a little bit about what gives you confidence in the pace of recovery in the OEM business for you folks in the second half of your fiscal year?

Ralph Faison - Andrew Corporation - President & CEO

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

It is more of a broad basis. The consolidation of OEMs, let’s be — if I’m a little dramatic, there really are three large global OEMs post this consolidation. That is a huge change from, let’s say, five, six, seven of 12 or 18 months ago. So that consolidation is a major, major distraction factor. We see it; I’m sure they see it.

Having said that, the fundamental growth in the wireless industry is still solid. Lots of deployment requirements, and to think that only one of those OEMs would really reap all the benefit from that growth is just completely counter to anything we have seen historically, completely counter to good solid operator-driven supply chain principles. I think there’s plenty of room for three large global OEMs. We are well positioned with all of the — of all three, and we expect to see them return to favorable growth.

If you look at historical shares, if you look at product portfolios, product portfolio strength, brand strength and region strength, we just don’t have a concern with a significant level of recovery. To Marty’s point, how those actually all play out, that is what is so fun about this industry. Let’s see who wins and who gains and all that. But I just don’t have a notion of this quarter being indicative of some players’ long-term prospects.

Marty Kittrell - Andrew Corporation - CFO

And on that point, Jeff, you look at the one big global OEM that is not currently going through consolidation, we disclosed it as a 10% customer this quarter, I would tell you that we have an outstanding relationship and are doing a great job supporting that particular global OEM. As we think we will be having an outstanding relationship and supporting the other two big global OEMs once they get some of this temporary pain behind them. So I would anticipate that we will have meaningful relationships with all three on a pro forma basis a quarter or two out, but that we are anticipating another quarter of pain.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Great. Thank you. And then secondarily, I was wondering if you could comment a little bit about the tenure of your conversations with carriers on your copper pricing scheme or cabling pricing scheme? Obviously that has shifted back and forth a few times here. What was the driver of going back to the prior pricing plan? Copper is down this quarter. Why shouldn’t we necessarily think gross margins in that business would be up in the next quarter?

Ralph Faison - Andrew Corporation - President & CEO

Right. Good question. In terms of how we implement pricing, the surcharge concept that we brought out in mid ‘06, which is primarily responsible for an inflection point of the health of that business, that surcharge was a method by which to really tie the realities of copper to pricing. So we could really get the message across to our global operators.

In reality, what it also caused, though, was a difficult just pure system tracking for both our customers and for us. An industry that for years has had a list price with a discount now adding another factor called surcharge was hard in the tracking for our purchasing groups of our key customers. So the move to list pricing was primarily in reaction from our customers, okay, we understand copper. It is clear to us now. What we would really like to see is a return to a more manageable pricing scheme, and that is what we have done. So, in effect, the list price I have got to be very careful here — the list price has not gone up. The total delivered price to our key customers has not gone up. The list price is just now more reflective of the surcharge, plus the old listing price. Just a simple what I would call more an administrative price — administrative change.

In terms of how operators are reacting to cable pricing, no one likes price increases, including us when they are driven by just pure commodity drivers. To your last point, in terms of margin as I mentioned before, hey, over a period of time if we see copper maintain a continued downward slope and lower in costs, of course, that will accrue to both our customers and to us. What we have seen thus far, of course, is an overall reduction, but still we are at very, very high levels compared to the historic copper pricing of around $1.00, and that $1.00 kind of average was a five, 10-year type of a trend.

Now $2.60 is certainly better than $4.00, but not something to cheer and celebrate in terms of relative cable pricing. And as to your margin questions as I mentioned before, while we are not actively hedging from a financial perspective on copper against a commodity, we do buy forward to ensure smooth supply.

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

We have five major cable manufacturing plants around the world. We source around the world copper supply. We put that copper because it is very heavy on boats. So that supply chain is anywhere from a two to three-month type lag. So, as I mentioned, copper we are using in our factories today, the bulk of it was bought in November. Copper we will be using in March, the bulk of it will have been bought today. So we will see a lag effect if we have a sustainable reduction in copper pricing. Those are the type discussions we also have to have with our customers to ensure that when they see copper drop to a 52-week low on a day, that there isn’t a tomorrow price reduction.

Marty Kittrell - Andrew Corporation - CFO

On that point we did disclose in our earnings release that as of December 31 we had purchased about 12 million pounds primarily for delivery during the March quarter. That would have been purchased, though, during October/November/December. So there is a two or three-month lag as Ralph indicated. We cannot look at daily volatility. But we will look at sustained trends, and once again to reiterate, if copper continues on a downward trend, we think that is good news for both our customers and for ourselves. But our focus right now is to maintain a credible margin performance with acceptable share gains or losses. So that is a kabuki, as I indicated earlier, that we will be watching very carefully here over the next couple of quarters.

Jeff Kvaal - Lehman Brothers - Analyst

Okay. Great. Thank you both very much.

Operator

Rich Valera, Needham & Co.

Rich Valera - Needham & Co. - Analyst

Now in your prepared remarks referring to your 10% customers, you said there were two a year ago that did not show up. I was under the impression they were both OEMs, but looking back one of them is actually a North American carrier. I am just wondering if you’re suggesting that that carrier you should also see a significant rebound with as their sort of consolidation goes through as well?

Ralph Faison - Andrew Corporation - President & CEO

Yes, and, you know, I know sometimes it seems a little funny, we do have a policy not to speak specific names. When I go out and see customers, they really don’t appreciate me talking about their business. So what I would tell you in general terms is we have had some North American carriers that have via their own distractions of consolidation, rationalizing networks, choosing which technologies to deploy across a number of carriers; have had a fundamental slowdown in site deployment and in purchases, which I think you can see through us and through many of our customers and/or competitors. We have had some carriers that have stated that a forward year CapEx guidance might be something less than the previous year. So we have seen both those aspects occur, and that has dribbled through back to us in both our carrier direct and also fundamental impact to some of our key OEMs not deploying as many sites.

But now let’s go back to so what is happening, say, in North America. As you look at the number of applications growing that suck up tons of bandwidth, you know, North America is now leading in terms of video-type, picture-type applications on mobile devices. We love to see that because that is huge bandwidth consumption. We love to see that because that is new billing revenue for our carriers. So the overall growth rate of bandwidth, which affects us and capacity which affects us favorably continues, and I expect to see those carriers continue with a very nice growth rate. North America will continue to be a very, very large market globally for us. So while we have growth rate advantages in emerging areas, North America is still, if you look at ARPUs, the highest; if you look at driving of applications, the highest. So we think they will return.

Rich Valera - Needham & Co. - Analyst

Thanks. Marty, I just missed what your new first-half revenue split was. It was 45 to 47. What are you expecting now for first-half revenue?

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corporation - CFO

At the low-end of that and at the high end of the second-half guidance that we had given last quarter, so more like a 45/55 split.

Rich Valera - Needham & Co. - Analyst

Okay. That is helpful. Finally, in the onetime items you called out this quarter, there was a litigation expense and a provision of quality. I was just wondering what those are specifically? Are they not sort of course of business type of items that maybe are not necessarily onetime?

Marty Kittrell - Andrew Corporation - CFO

Well, they are significant. I will have to leave it up to the analytical community as to whether you view them as one time or not. But we think that they don’t represent the underlying operations of the business.

The litigation expense is for the litigation we have been disclosing now for the last several quarters regarding TruePosition. There have been some claims and counterclaims by both parties in terms of intellectual property similar to the same issues we had with them a couple of years ago, and we would expect some litigation expense with them as we go through discovery and have hearings over the coming couple of quarters. But we would call that out as really a non-operating type expense. The quality issue related to a specific customer satisfaction issue for a specific new product for a specific OEM that we view as also not particularly reflective of our overall operations. So —

Ralph Faison - Andrew Corporation - President & CEO

Yes, that one in particular was both a new product and a new customer. So we do see that as different than our normal operations given both the customer relationship confusion around the new working relationship and the new product that we provided for them. By the way, I would add, while we don’t disclose those specific items or specific customers, I would add that that is fully resolved. The product is being deployed with that customer now and that is behind us, but there was some cost associated with that issue to get that new relationship and that new product in place.

Operator

John Bucher, BMO Capital Markets.

John Bucher - BMO Capital Markets - Analyst

Just a follow-up to Rich’s question there. He pointed out that one of those customers was a carrier that you mentioned that had dropped off. And while there has been a lot of discussion on the impact of the OEMs on your Base Station Subsystems revenue, which understandably is higher margin, the active component part of it anyway, you also did point to direct to carrier being weaker. Which do you expect might pick up quicker in the next half of the year? I know that seasonally you typically have a stronger second half than the direct to carrier side. What sort of differences might we see there in how that might rebound? And maybe that is a little bit more predictable because of some of the less deal-centric issues that play there. And then finally, what is the value proposition as you’re going after that direct to carrier program? I know it has been something that you have been working on for some time. As you see it now, what is the main value proposition that you are pitching there? Is it sort of the single point of purchase? Is it performance? Is it economy?

Ralph Faison - Andrew Corporation - President & CEO

Good question, John. So let me answer first part of your question the following way. In terms — and I will answer it on kind of a market share basis. So there are two factors of improvement for growth on the operator side. One is increased operator spending, particularly North America, and two is, we just entered that market, and we’re seeing share growth in that market. We have opportunity for share growth.

On the OEM side, we have almost a direct correlation of their spending. It is unlikely given our large share of OEM customers’ mature share, established share, balance of share, that we will see significant share growth. So, therefore, it is more specifically driven by spend.

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Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

On the operator side, we have two factors. Even if spend does not return to exactly the same levels it was last year, we expect year-over-year growth due to the fact that we are penetrating there.

As to our value proposition, I think it is quite unique. You have seen particularly in maturing markets, multiple interface, multiple equipment providers at key sites. So that is where we offer a strength for finding efficient ways, whether it is as simple as a receive tray or as complex as a multicarrier power amplifier that expands both coverage and capacity in a very efficient way for key operators who have very busy sites.

So we think we offer a unique value proposition from that technology perspective. Back to Marty’s comments around our R&D spend, we’re reaping benefits associated with some very complex technology to solve problems for operators with what have become very busy sites for better operating efficiency. We’re finally at that point in mature markets where the operating costs start to weigh more heavily than the CapEx growth costs in the value proposition equation, and we come in with what I would say a non-ecumenical approach for the operator. Whatever air interface, whatever manufacturer, whatever frequencies you want to operate in, we don’t care. We will provide you a more efficient use of amount of electricity for a given amount of RF signals sent and received, translate that into coverage and capacity. We’re finding very good traction there and a need that has been unmet for the operator.

John Bucher - BMO Capital Markets - Analyst

Ralph, your account teams they are seeing less of a focus from the carrier standpoint on the upfront purchase price and more of a focus on total cost of ownership?

Ralph Faison - Andrew Corporation - President & CEO

Yes, in maturing markets. In maturing markets. Total cost of ownership, I don’t know if I would wait for a particular operator. I would not be so bold as to say, which is rated higher or lower? What we are seeing is more focus now on total cost of ownership than what we saw, say, two or three years ago where a lot of focus was just on CapEx per coverage dollar. Now we’re looking at, hey, my operating cost here, can you find a way to reduce that? Which is completely understandable when you start to see penetration rates hit the 60, 70% level, and you are now looking at ARPU expansion on new applications, you look at then how efficient can this site deliver more capacity. And that is really where we are seeing a new focus for key operators, and we think we answer that one well.

Marty Kittrell - Andrew Corporation - CFO

Yes, just to reiterate, as you see CapEx budgets flattening out in some of the more established geographies, they do start focusing more on how can I keep my EBITDA margins up by reducing OpEx. And OpEx boils down to things like real estate costs, can I put more stuff at one location rather than having to have multiple locations —

Ralph Faison - Andrew Corporation - President & CEO

Power consumption.

Marty Kittrell - Andrew Corporation - CFO

Or power consumption. There was a big announcement in Japan about using Pico Cells, which obviously save real estate and power costs as opposed to having to deploy full-blown base stations. One of our big OEMs announced something there, so there’s lots of ways to skin that cat, and we’re trying to make sure we are positioned to be supportive of either operators or OEMs as they try to deliver solutions that perhaps creatively are able to reduce not only CapEx upfront but have a smaller footprint and reduced OpEx on a go-forward basis.

Ralph Faison - Andrew Corporation - President & CEO

John, not to get too technical, but one of the things about R&D investment and our specialty in terms of efficiency, back three or four years ago a power amplifier that would deliver, say, 13% efficiency measures was a leading-edge. Today we are over 20 — in the low 20s in terms of efficiency, and by next year we expect to be close to 30% efficient. Significant, significant driver as the power amplifier is the largest power consumer at a base station site. And as sites get very, very large with lots of amplification, that becomes a significant advantage for us and our key algorithms that drive greater efficiency.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Operator

Larry Harris, Oppenheimer.

Larry Harris - Oppenheimer - Analyst

I was wondering if you could give some flavor with respect to the Base Station Subsystems market relative to the exposure to various technologies? Say, WCDMA versus GSM versus CDMA 2000? In other words, we’re probably seeing at least in the developed markets less spending on GSM, more on WCDMA. In the US the spending is moving more to EV-DO, Rev-A. What is your mix of revenues within the base station business, and are you being affected by the changes in technology?

Ralph Faison - Andrew Corporation - President & CEO

Right. So specifically on the — I want to clarify — specifically on the base, overall in Andrew I would say we don’t care.

But specifically in the Base Station Subsystems arena, given our relatively new entrance to that active components side relative for Andrew 2002 type timeframes, we have a stronger bias towards what I will call third generation and beyond type technologies. So that would be EV-DO and WCDMA. Not to say that when GSM deploys that we don’t appreciate and see some nice business there, but, as we mentioned earlier, when you look at WCDMA, for example, and you look at 3G type applications where in building type deployment is more or is becoming more important because of data and video usage, like our Pico Cell, we have greater exposure from a content perspective in that arena. So we think that is directionally correct in terms of as WCDMA deploys more, we like that on a relative basis for Base Station Subsystems or base station components, including up to Micro Cells and Pico Cells, which our major OEMs use from us.

Larry Harris - Oppenheimer - Analyst

I see. If the carrier currently has an EV-DO network and they are upgrading to Rev-A, do you get some content related to that?

Ralph Faison - Andrew Corporation - President & CEO

Well, you know, that goes a couple of ways. If they just simply — if they do not increase coverage or capacity and just simply do a Rev-A upgrade, it is primarily a software upgrade for CDMA. But what we see in practice is when they do that, they also either one, have been behind on building that site or two, they expect with that added application more traffic, so then, therefore, typically add more capacity in terms of filters, amplifiers and then, of course, what we like, more complex antennas. I mentioned our base station antenna business where we have a significant R&D lead there. Most everyone of our competitors license our remote electrical tilt technology and proprietary information. There, as we see more move towards tighter frequencies, higher frequencies and the need for greater efficiency, we see more complexity in the base station antenna as well.

Larry Harris - Oppenheimer - Analyst

All right. Thank you.

Operator

Kim Watkins, JPMorgan.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Kim Watkins - JPMorgan - Analyst

I am just wondering if you can comment on what you’re seeing in the slope of the demand curve for cable products? Specifically, as copper prices stayed at lower levels, they have come down pretty substantially so far this year and you were at a point where you actually lowered some prices on your cabling products, would you expect volumes to go up enough to make up any delta there, or should we be thinking about a hit to revenue there? And also did you consider this in your guidance at all?

Ralph Faison - Andrew Corporation - President & CEO

Yes, that is a pretty easy question for us. I will start with one, deployments, even though copper prices have gone up, let me put the operator perspective in place, even though copper prices have gone up, price has not affected demand. It is not a large enough component of a base station site to cause an operator not to deploy a site. So we will start there. So overall demand is not affected by the price of copper.

Number two, our share of that market is substantial. We are the leader there by quite a margin, maybe two times the next nearest competitor. So we don’t expect share growth, but we also guard very carefully for any share shrinkage. So if we have an overall delivered price reduction, we would see a reduction of topline commensurate with that price reduction. We would not expect to see a demand spike if we lowered price. Don’t even think it would be smart to drive for much greater share globally on an overall basis for Andrew.

Marty Kittrell - Andrew Corporation - CFO

And on the last part of your question there, yes, our revised guidance for the year contemplates a copper price that is roughly equivalent to the current market price of copper, and that is $2.60 a pound.

Kim Watkins - JPMorgan - Analyst

Okay. That is really helpful. And then last, I just wonder if you could comment on EMS, the acquisition. What kind of revenue level did it contribute to the quarter, and now that you have had it in-house for two months, what are you thinking about in terms — I think you set out a target of about 10 million in synergies. Is that achievable at this point, and what are some of the actions that you’re going to take to get there?

Ralph Faison - Andrew Corporation – President & CEO

Yes, let me start with the synergies. That was an annual number, a 12-month number I will call it, and we certainly see that still as a feasible and achievable number.

In terms of just anecdotally, how do we like the EMS acquisition? I just was there last week welcoming the full EMS team, factory floor. We’re very pleased with that acquisition. They have a very lean manufacturing process, and we’re so pleased to have all those employees join the Andrew family.

Finally, in terms of the revenue, while we don’t disclose specific that level of detail, yes, I would tell you that we are not unlike others. When someone acquires, there is a distraction factor associated with that. So the month of December, given all the things we have noted plus that, call it around a $5 million contribution to the quarter for the month of December, which we already had it. We had given if you looked at their previous volumes, you would see they were about a $50 million kind of business, and that is rough order of magnitude what we would expect EMS to contribute to Andrew.

Kim Watkins - JPMorgan - Analyst

Can you comment on how you get those synergies?

Ralph Faison - Andrew Corporation - President & CEO

Well, the synergies are purely just larger scale consolidating their purchases with our purchases, consolidating their models with our models, less models. Consolidating their manufacturing platforms with ours and all across the board. It is a business that folds in very nicely to Andrew’s operations.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corporation - CFO

We would have somewhat greater share in number of operators. They had a big R&D team. We had a big R&D team. We will be rationalizing what those teams work. So, a number of things that go into that. A couple of points of clarification. It was less than $5 million just for the month of December as we only had it for three or four weeks. And then secondly, the $10 million that is an annualized savings a year out. We had indicated that the synergies in year one would only be about $5 million, so the $10 million of total synergies is an annualized number once you get about a year out.

Operator

Mike Walkley, Piper Jaffray.

Mike Walkley - Piper Jaffray - Analyst

Just a quick question on China. You talked about strong growth in the APAC region. Can you just let us know kind of your assumptions for the China market and whether it includes any 3G build over there?

Ralph Faison - Andrew Corporation - President & CEO

Yes, so we have seen strength in China in terms of this past quarter China growing as well. In terms of 3G, the anticipation is still there. Here is Ralph’s guess. My guess is that for a portion, back portion of our year, we will start to see some traction on 3G primarily from the TD-SCDMA licenses that we anticipate initially being issued to operators that will drive TD-SCDMA in China, and we have content relationships for that. I would not see a broad deployment of multiple air interfaces in China probably until our ‘08 fiscal year impact.

Mike Walkley - Piper Jaffray - Analyst

Okay. Thank you. And then, Marty, just one more question to kind of fine-tune the tax rate. Just given your mix again into 2Q, would you expect the tax rate to still run above your 40 to 42% for the year and then turn down significantly in the back half? Is that the right way to think about it?

Marty Kittrell - Andrew Corporation - CFO

Yes, absolutely. I think you will see kind of a not necessarily linear, but you will see an improved rate, although still high in Q2. I think you will see an improved rate but still high in Q3, and then I think by the time you get towards the fourth quarter and if the US is profitable, then you can start seeing a pretty favorable low rate. You have to weight those rates by your income assumptions for the quarter to really understand how you get to a 40 to 42% because it is weighted towards lower rates in the back half.

Operator

Eric Buck, Brean Murray. (technical difficulty)—

Operator

James Faucette, Pacific Crest.

James Faucette - Pacific Crest - Analyst

Just a couple of quick or one quick accounting question in terms of what was your stock option expense during the quarter?

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Mark Olson - Andrew Corporation – Chief Accounting Officer

If you look at our cash flow statement, we had about $2.7 million of total equity-based comp in the quarter. About a third of that is stock options.

James Faucette - Pacific Crest - Analyst

Okay. That is great. And then looking to Asian growth in the emerging markets, in those markets is there something that is different, or are you able to gain more leadtime view than maybe you have had in other markets traditionally? I’m just wondering in terms of visibility and to continue growth into those markets.

Ralph Faison - Andrew Corporation - President & CEO

Yes, on the visibility question, I would tell you there is no effective difference between markets there and markets here. They are highly project-based, and the operators face many of the same issues that they face here in terms of being able to predict their own growth profile down to a specific level.

James Faucette - Pacific Crest - Analyst

Great. Finally, just back to the Base Station Subsystems, I think you guys have done a good job highlighting its importance strategically in that you’re working to make improvements in its profitability, but at the same time trying to balance that with trying to improve the overall profile of the Company. I’m just wondering kind of what length of timeframe that you’re thinking about in terms of really getting that business to profitability (technical difficulty)— forward?

Ralph Faison - Andrew Corporation - President & CEO

On a run-rate business, we expect that business to be profitable this year.

Operator

Eric Buck, Brean Murray.

Eric Buck - Brean Murray - Analyst

I had several questions here. First of all, on the geolocation contract, has there really been any cash received there? Is there a deferred revenue account?

Ralph Faison - Andrew Corporation - President & CEO

So on cash received, yes, rough order of magnitude for the phase that we have deployed 40 to 50% of the cash owed has been received. It is just simply a revenue recognition for all the steps, the revenue recognition customer acceptance why we have not recognized revenue associated with that.

Eric Buck - Brean Murray - Analyst

So is that included in the deferred liabilities account as a deferred revenue?

Mark Olson - Andrew Corporation – Chief Accounting Officer

That is correct. It is on the balance sheet in deferred liabilities.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Eric Buck - Brean Murray - Analyst

And can you size it at all? Is that a major part of that deferred liabilities?

Mark Olson - Andrew Corporation – Chief Accounting Officer

It is not a major part of it, but it matches up with the collections that Ralph had referred to.

Marty Kittrell - Andrew Corporation - CFO

Yes, I mean we have been deferring now for the last couple of quarters between $5 million and $10 million — it kind of varies by quarter — that we would have hoped to have gotten in the June and September quarters, the December quarter. So yes, we have certainly had kind of a deferral of between $5 million and $10 million of reasonably high margin revenues that, frankly, we now hope to get in the March quarter. And if we get that in the March quarter, then we would expect to see some sequentially improved performance in that particular product group, and then hopefully that bodes well for an improved performance over the balance of the year. And once we crack the floodgates and get that $5 million to $10 million recognized, then hopefully we are on a more consistent revenue recognition pattern after that.

Ralph Faison - Andrew Corporation –President & CEO

Yes, I would just say at the root of your question, we are not concerned with our relationship. We are not concerned with the customers’ ability or willingness to pay. It is simply just working through the details of revenue recognition.

Eric Buck - Brean Murray - Analyst

Okay. Can you give us a sense of the revenues that are associated with the broadband cable that is going to PCT?

Ralph Faison - Andrew Corporation - President & CEO

We had indicated previously in some quarters back that that business was roughly 1% of our total revenues.

Eric Buck - Brean Murray - Analyst

Okay. And, Marty, in the past you have talked about the opportunity to implement some tax strategies that would help to take down the tax rate going forward. Can you kind of give us an update on what is happening in that arena?

Marty Kittrell - Andrew Corporation - CFO

Yes, absolutely. I mean we have a very favorable rate situation in China, and obviously, as we continue to move a lot of our production to China and revenues in China grow, that helps. The last couple of years we’ve had a series of losses in Italy that, frankly, have been non — we get a deduction, but we cannot book a benefit for that deduction or that NOL in Italy because we have not had a path to clear profitability. But, as we enter the Elcoteq outsourcing agreement, as we downsize and reduce our cost base in Italy, that will prove to be beneficial.

In the US it is strictly a function of — we do have a big cost base in the US. A lot of our corporate costs are here, a lot of our R&D costs are here. But to the extent that we can license out some of those R&D costs to other geographies, that helps. To the extent that revenues come back in the US, revenues from customers like the ones we talked about, North American OEMs, North American operators, that will prove to be beneficial as well. So there is a number of structural things we can do, and frankly, we just need the level of North American business to improve a little bit back to more acceptable levels.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Eric Buck - Brean Murray - Analyst

Okay. And then finally, you talked about, and I know a number of other people have as well, lower spending by some of the North American carriers. But when you actually look at the CapEx budgets or spends, the two major ones that have reported so far, they are up anywhere from 10 to 20% on a sequential quarter basis. So I’m wondering if you have any sense as to whether there’s changes going on and how they are spending their money that are having an impact, or is there any other way you can explain the dichotomy between what the manufacturers seem to be seeing and what the operators are reporting from a CapEx spending standpoint?

Ralph Faison - Andrew Corporation - President & CEO

Right. We’re just simply looking at some of the comments I made earlier. The projections from a large North American carrier, which shows about a 20% reduction plan for the year for CapEx spending, and as we have mentioned, we have seen at least in our particular space, as well as our customer space, in this December quarter a significant drop by some carriers in their spending rates.

Eric Buck - Brean Murray - Analyst

Okay. So you don’t have any sense as to why they would be reporting higher CapEx numbers, and yet you are seeing lower actual dollars coming from them?

Ralph Faison - Andrew Corporation - President & CEO

No, I don’t. I have referenced the two that I know. The large carrier that is talking about reducing their overall CapEx and then our actual experience is all the data I can offer you.

Operator

Frank Marsala, First Albany.

Frank Marsala - First Albany - Analyst

Just a quick question. In your guidance for your fiscal year, how do you think about things like spending against on the AWS spectrum that was recently auctioned? And then also for Sprint’s WiMAX initiative, how do you think about that in your annual guidance?

Marty Kittrell - Andrew Corporation - CFO

Well, I will not quantify it specific to the annual guidance, but as I mentioned in some earlier comments, we are non-ecumenical on air interface, license or unlicensed band manufacturers. So any level of spending we think we’re well-prepared for RF distribution. We’re excited about the possibilities of Sprint and whatever path they take. Whether that is a WiMAX type path, we have antennas and capabilities there, or whether that is more a traditional license path in their CDMA, we have lots of content there. So any level of spending that drives more coverage and capacity we think we’re well positioned to take advantage of.

Marty Kittrell - Andrew Corporation - CFO

Obviously on the AWS, the Advanced Wireless Spectrum auctions, we were pleased to see the active interest that bidders showed for that spectrum. And ultimately if bidders wind up winning Spectrum, and a number of bidders won a lot of Spectrum, they are going to have to make sure they are adequately equipped to provide service over that Spectrum, and that is reasonably bullish for the industry.

I think we mentioned last quarter, though, that even though people bidding on Advanced Wireless Spectrum auctions and winning Spectrum is bullish, it probably won’t have much of an effect on us in ‘07. We would anticipate it having a good impact on us in ‘08.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

As it relates to Sprint, Nextel and other operators around the globe, we’re starting to respond to technical inquiries or RFQs for various types of products that may be required to support multi-Spectrum, multi-band type technology approaches. And we feel like we have got a technical capability and expertise that will serve us well in that type of environment.

Frank Marsala - First Albany - Analyst

And do you anticipate that some of those opportunities will play out for you by the — within your September quarter, within your September fiscal year?

Ralph Faison - Andrew Corporation - President & CEO

(multiple speakers) — very small beginnings of it. Again, as Marty mentioned, with new Spectrum allocation, there’s a lot of work to be done, a lot of configurations to be done, so more of an ‘08 impact.

Operator

Brian Modoff, Deutsche Bank.

Brian Modoff - Deutsche Bank - Analyst

A couple of questions. First, on the sale of the broadband cable business, was that cable business making money, or can you quantify the structure of that business from an impact on your bottom line?

Ralph Faison - Andrew Corporation - President & CEO

Yes, specifically just the cable business portion of our broadband group lost money last year, which was planned and expected given our new entry there. As we have progressed there, we think it is a key point or a key point in time to move into a more strategic deployment with this strategic relationship with PCT/Andes, which by the way I think you did a nice writeup there and did some good analysis.

As we progressed there, we have positioned our cable quite well with type approval with the major MSOs throughout North America. So we think it is now positioned well. We have done kind of the heavy lifting and investing to get all that cable type approved so that now a very focused team with specific industry knowledge and salesforce can go after a full end-to-end kind of same strategy Andrew uses, one-stop shopping of active and passive components, perhaps the only group that truly is indigenous with that one-stop shopping for the MSOS. So we are quite excited about strategic possibilities.

Brian Modoff - Deutsche Bank - Analyst

It looks like you are going to have some debt coming due this year. How do you propose to restructure it given where your cash position is sitting right now?

Marty Kittrell - Andrew Corporation - CFO

I think you have to look at the overall strength of the balance sheet and the overall ability to service our debt. We don’t really have that much in the way of current maturities. Our credit facility was a five-year facility put in place in 2005. There is a put call scenario on our convertible notes in 2008, and frankly, the debt we have other than those two is not really meaningful. So once again, a very strong working capital situation. We generate lots of cash flow because of our levels of depreciation, amortization. So we are very comfortable that as we get into more of a 2008/2009 timeframe, we will have the financial flexibility to make whatever capital structure changes we need to make.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

Brian Modoff - Deutsche Bank - Analyst

The final question is around acquisitions. In the Base Station Subsystems business, it has been a challenging business for some time for the Company. Obviously when companies make acquisitions, there are some distractions from that, some effort involved in senior management to deal with the acquisition. Would you think it would be prudent perhaps to put a moratorium on further acquisitions in the business until you perhaps have gotten your subsystem business in a more stable, more profitable situation?

Ralph Faison - Andrew Corporation - President & CEO

Yes, well again, as we mentioned in earlier comments, it is a story of two product groups really. In the traditional in cabinet portion subtract out of that now the emerging growth in terms of operator to direct, which we are quite pleased with. The traditional in cabinet gross margin on the amplifier side, position on amplifier side is quite good. The filter side, which was acquired in 2003, has certainly proved to be a much more difficult supply chain than we had anticipated. We have done a lot of work there.

In terms of putting the moratorium anywhere, I will not ever put a moratorium. I will always say that we will evaluate every opportunity. You have seen us evaluate a couple more opportunities that have come up what, over the last two, two and a half years specifically in that space. We certainly have looked and deemed them not viable for us, and you have seen some others pick up those assets. So while we would not put a moratorium in action, you have not seen us in that filter arena do anything since 2003.

Marty Kittrell - Andrew Corporation - CFO

I think on that point with the restructuring of the Company into the two operating segments, I think what you have seen is over the last year we have made a couple of acquisitions in the operating segment that is performing well where we felt we could get synergies quickly and be accretive fairly quickly. And to Ralph’s point, very specifically we had taken a look at properties like Remic and Filtronic and felt that that would not be in our best interests to try to do something with those. So I think we are being prudent, but we do understand where you’re coming from, and we are very focused on improving the operating results of the company and very focused on rationalizing our product lines.

Operator

At this time we are showing no further questions.

Ralph Faison - Andrew Corporation - President & CEO

Okay. Thank you, operator, and thanks, everyone, for your participation today. We remain focused on operational improvements of the business and remain optimistic about the overall condition of the industry and our position within it and look forward to talking to you at the March quarter call. Thank you.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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FINAL TRANSCRIPT

Feb. 01. 2007 / 8:00AM CT, ANDW - Q1 2007 ANDREW CORP Earnings Conference Call

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